Exhibit 21.1

Wholly owned Subsidiaries

NetSol Technologies Americas, Inc. (“NTA”)

NetSol Connect (Private), Ltd. (“Connect”)

NetSol Technologies Australia Pty Ltd. (“Australia”)

NetSol Technologies Europe Limited (“NTE”)

NTPK (Thailand) Co. Limited (“NTPK Thailand”)

NetSol Technologies (Beijing) Co. Ltd. (“NetSol Beijing”)

Tianjin NuoJinZhiCheng Co., Ltd (“Tianjin”)

Ascent Europe Ltd. (“AEL”)

Virtual Lease Services Holdings Limited (“VLSH”)

Virtual Lease Services Limited (“VLS”)

Virtual Lease Services (Ireland) Limited (“VLSIL”)

Majority-owned Subsidiaries

NetSol Technologies, Ltd. (“NetSol PK”)

NetSol Innovation (Private) Limited (“NetSol Innovation”)

NETSOL Ascent Middle East Computer Equipment Trading LLC (“Namecet”)

NetSol Technologies Thailand Limited (“NetSol Thai”)

OTOZ, Inc. (“OTOZ”)

OTOZ (Thailand) Limited (“OTOZ Thai”)